Exhibit 107

Calculation of Filing Fee Table

FORM F-4

(Form Type)

PETRÓLEOS MEXICANOS

(Exact name of registrant as specified in its charter)

MEXICAN PETROLEUM

(Translation of registrant’s name into English)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Feeds to Be Paid	Debt	10.000% Notes due 2033	457(o)	U.S. $2,000,000,000	100%	U.S. $2,000,000,000	$110.20 per $1,000,000	U.S. $220,400

Feeds to Be Paid	Other	Guarantees of 10.000% Notes due 2033	457(n)	U.S. $2,000,000,000	—	—	—	None(2)
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
Total Offering Amounts					—	—	—	U.S. $2,000,000,000

Total Fees Previously Paid					—	—	—	—

Total Fee Offsets					—	—	—	—

Net Fee Due					—	—	—	U.S. $220,400

(1)

The securities being registered are offered (i) in exchange for 10.000% Notes due 2033, previously placed in transactions exempt from registration under the Securities Act of 1933 and (ii) upon certain resales of the securities by broker-dealers. The registration fee has been calculated on the basis of the maximum aggregate offering price of the securities, solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933 (as amended, the “Securities Act”).

(2)	Pursuant to Rule 457(n) of the Securities Act, no separate fee is payable with respect to the guaranties.